New Perspective Fund Inc.
333 South Hope Street, Los Angeles, CA 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$705,785
Class B	$14,483
Class C	$17,394
Class F-1	$19,970
Class F-2	$754
Total	$758,386
Class 529-A	$15,423
Class 529-B	$1,362
Class 529-C	$2,458
Class 529-E	$747
Class 529-F-1	$307
Class R-1	$629
Class R-2	$6,455
Class R-3	$18,231
Class R-4	$15,580
Class R-5	$57,987
Total	$119,179

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5510
Class B	$0.2992
Class C	$0.3107
Class F-1	$0.5509
Class F-2	$0.5849
Class 529-A	$0.5458
Class 529-B	$0.3206
Class 529-C	$0.3290
Class 529-E	$0.4667
Class 529-F-1	$0.6058
Class R-1	$0.3600
Class R-2	$0.3273
Class R-3	$0.4693
Class R-4	$0.5625
Class R-5	$0.6356

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,296,136
Class B	42,671
Class C	56,979
Class F-1	37,683
Class F-2	11,444
Total	1,444,913
Class 529-A	32,204
Class 529-B	4,515
Class 529-C	8,547
Class 529-E	1,836
Class 529-F-1	627
Class R-1	2,222
Class R-2	22,715
Class R-3	45,204
Class R-4	37,058
Class R-5	96,760
Class R-6	18,224
Total	269,912

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.63
Class B	$24.15
Class C	$23.95
Class F-1	$24.53
Class F-2	$24.67
Class 529-A	$24.46
Class 529-B	$24.04
Class 529-C	$24.01
Class 529-E	$24.26
Class 529-F-1	$24.44
Class R-1	$23.87
Class R-2	$23.97
Class R-3	$24.23
Class R-4	$24.43
Class R-5	$24.66
Class R-6	$24.67